EXHIBIT 99.1

For Immediate Release

Contact:	Claire M. Chadwick
SVP and Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
201- 444-7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Results for the Second Quarter Ended June 30, 2009

Midland Park, NJ – August 3, 2009 – Stewardship Financial Corporation (NASDAQ:SSFN), the holding company for Atlantic Stewardship Bank, today announced net income for the three months ended June 30, 2009 of $780,000, or $0.12 per diluted common share, as compared to net income of $1.2 million, or $0.21 per diluted common share, for the same three month period in 2008.  For the six months ended June 30, 2009, Stewardship Financial Corporation reported net income of $2.0 million, or $0.31 per diluted common share, compared to net income of $2.2 million, or $0.40 per diluted common share for the corresponding six month period in 2008.  All per share calculations have been adjusted for a 5% stock dividend paid in November 2008.
In general, operating results continue to be affected by the downturn in the economy.  Earnings for both the current three and six month periods were adversely impacted by both an increase in loan loss provision as well as by the FDIC’s industry-wide special assessment.
For the three and six months ended June 30, 2009 the Corporation reported net interest income of $5.8 million and $11.4 million, representing increases of 4.8% and 6.5%, respectively, over the comparable prior year period amounts.  Despite the challenging operating environment,

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	August 3, 2009

net interest spread and margin remained relatively stable.  The reported net interest spread and margin for the three months ended June 30, 2009 of 3.45% and 3.89%, respectively, are comparable to the net interest spread and margin of 3.44% and 3.99%, respectively, for the three months ended June 30, 2008.  For the six months ended June 30, 2009, net interest rate spread and margin were 3.44% and 3.88% compared to 3.33% and 3.95%, respectively for the same 2008 period.
As indicated above, the Corporation recorded an increased provision for loan losses of $1.0 million and $1.2 million for the three and six months ended June 30, 2009, respectively, compared to $260,000 and $360,000, respectively, for the same prior year periods.  The addition to reserves was, among other things, attributable to the demanding economic climate and the resulting affect on certain loans and our customers as they manage through a difficult period.  Non-performing loans amounted to 3.18% of total assets at June 30, 2009 compared to 1.46% at December 31, 2008.  The increase in non-performing loans was due primarily to certain loans which were placed on non-accrual status and/or deemed to be impaired during the three and six months ended June 30, 2009.  At June 30, 2009, the total allowance for loan losses amounted to approximately $6.3 million, or an increase to 1.44% of total loans as compared to 1.18% at December 31, 2008.
Paul Van Ostenbridge, Stewardship Financial Corporation’s President and Chief Executive Officer commented, “Like many banks, we have grown our allowance for loan losses as a prudent response to these difficult times and we remain committed to increasing our reserves appropriately.  We recognize that during this challenging cycle, it is even more imperative that we proactively monitor and aggressively manage the total loan portfolio.  While we believe credit quality currently remains at manageable levels, we have procedures in place to ensure that

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	August 3, 2009

potential problem loans are identified early with an appropriate action plan put into effect promptly.”
At the end of 2008, the Corporation sold its merchant servicing portfolio and, as a result, a decline in both the related noninterest income line and the related noninterest expense line is reflected for the three and six months ended June 30, 2009.
As a result of losses to the FDIC insurance fund from recent bank failures as well as projected bank failures for the remainder of 2009, the FDIC increased its insurance premium rates to all banks in 2009.  In addition, the FDIC imposed a 5 basis point special assessment on all banks, based on June 30, 2009 total assets net of Tier 1 capital, payable on September 30, 2009.  The Corporation recorded $300,000 of expense for the special assessment during the three months ended June 30, 2009.
When compared to December 31, 2008, total assets grew $27.5 million to $639.3 million at June 30, 2009, or 4.5%.  The securities available for sale and held to maturity portfolios together increased $23.6 million, primarily reflecting the investment and leveraging of the $10 million of preferred stock issued under the Capital Purchase Program.  The leveraging strategy employed the purchasing of mortgage-backed securities.  The principal and interest payments from these securities will be utilized to fund loan originations.  While total reported loans receivable were relatively unchanged from December 31, 2008, during the first six months of 2009 the Corporation sold approximately $5.9 million of participations in certain loans to other financial institutions.
Deposit gathering, a core business operation, continued to perform well as evidenced by the growth in deposits during the quarter.  At June 30, 2009, deposits totaled $518.5 million compared to $506.5 million at December 31, 2008.  During the first six months of 2009 the Corporation paid off the $30.7 million of brokered CDs that existed at December 31, 2008.  The

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	August 3, 2009

mid-February introduction of our new Power Rate checking product was a primary driving force in the growth in deposits.  This new account pays a premium rate of interest and refunds ATM fees charged by other financial institutions.  In return, the customer has simple monthly qualification factors such as enrolling in online banking with electronic statements and minimum levels of debit card usage.
 Total stockholders’ equity at June 30, 2009 of $53.2 million includes the increase from the $10 million received on January 30, 2009 under the Capital Purchase Program (CPP).  Van Ostenbridge stated, “As a result of the increase in our base of capital, we remain committed to our core banking activities of generating deposits and granting credit-worthy loans to consumers and businesses in our community."
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey.  The bank is known for tithing 10% of its pre-tax profits to Christian and local charities.  The Bank’s Tithe amounts to $6.3 million in total donations since the program began.
We invite you to visit our website at www.asbnow.com for additional information.
The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.”  Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates.  These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts) (unaudited)

	June 30,	March 31,	December 31,	June 30,
	2009	2009	2008	2008

Selected Financial Condition Data:
Cash and cash equivalents	$11,401	$11,820	$12,814	$29,633
Securities available for sale	87,728	106,577	90,023	96,763
Securities held to maturity	74,756	70,842	48,856	35,889
FHLB Stock	2,538	3,032	2,420	2,605
Loans receivable:
Loans receivable, gross	440,434	437,196	439,656	439,114
Allowance for loan losses	(6,342)	(5,324)	(5,166)	(4,768)
Other, net	(425)	(405)	(387)	(425)
Loans receivable, net	433,667	431,467	434,103	433,921

Loans held for sale	6,379	1,968	394	2,072
Other assets	22,858	23,310	23,206	23,172
Total assets	$639,327	$649,016	$611,816	$624,055

Deposits:
Total deposits	$518,500	$515,470	$506,531	$509,885
Other borrowings	39,300	50,500	36,900	41,002
Subordinated debentures	7,217	7,217	7,217	7,217
Securities sold under agreements to repurchase	15,163	15,162	15,160	16,192
Other liabilities	5,943	7,087	3,212	8,105
Stockholders' equity	53,204	53,580	42,796	41,654
Total liabilities and stockholders' equity	$639,327	$649,016	$611,816	$624,055

Book value per common share	$7.83	$7.90	$7.70	$7.48

Equity to assets	8.32%	8.26%	6.99%	6.67%

Asset Quality Data:
Nonaccrual loans	$11,533	$6,592	$4,230	$451
Loans past due 90 days or more and accruing	-	414	353	840
Restructured loans	2,460	2,375	1,855	-
Total nonperforming loans	$13,993	$9,381	$6,438	$1,291

Non-performing loans to total loans	3.18%	2.15%	1.46%	0.29%
Non-performing loans to total assets	2.19%	1.45%	1.05%	0.21%
Allowance for loan losses to nonperforming loans	45.32%	56.75%	80.24%	369.33%
Allowance for loan losses to total gross loans	1.44%	1.22%	1.18%	1.09%

All share data has been restated to include the effects of a 5% stock dividend paid in November 2008.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts) (unaudited)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Selected Operating Data:
Interest income	$8,542	$8,710	$17,015	$17,367
Interest expense	2,722	3,154	5,597	6,649
Net interest and dividend income	5,820	5,556	11,418	10,718
Provision for loan losses	1,025	260	1,175	360
Net interest and dividend income
after provision for loan losses	4,795	5,296	10,243	10,358
Non-interest income:
Fees and service charges	474	402	870	697
Bank owned life insurance	76	78	159	159
Gain on sales of mortgage loans	73	54	84	109
Gain on calls and sales of securities	214	16	253	57
Merchant processing	-	361	118	730
Other	112	106	172	241
Total non-interest income	949	1,017	1,656	1,993
Non-interest expenses:
Salaries and employee benefits	2,077	2,094	4,136	4,110
Occupancy, net	473	428	945	877
Equipment	253	293	518	566
Data processing	277	289	582	597
FDIC insurance premium	519	73	689	146
Charitable contributions	120	186	291	348
Merchant processing	-	320	108	645
Other	965	879	1,823	1,752
Total non-interest expenses	4,684	4,562	9,092	9,041
Income before income tax expense	1,060	1,751	2,807	3,310
Income tax expense	280	572	840	1,070
Net income	780	1,179	1,967	2,240
Dividends on preferred stock and accretion	137	-	229	-
Net income available to common stockholders	$643	$1,179	$1,738	$2,240

Weighted avg. no. of diluted common shares	5,557,890	5,591,485	5,557,556	5,585,834
Diluted earnings per common share	$0.12	$0.21	$0.31	$0.40

Return on average common equity	4.78%	11.18%	6.78%	10.79%

Return on average assets	0.49%	0.79%	0.62%	0.77%

Yield on average interest-earning assets	5.67%	6.21%	5.74%	6.34%
Cost of average interest-bearing liabilities	2.22%	2.77%	2.30%	3.01%
Net interest rate spread	3.45%	3.44%	3.44%	3.33%

Net interest margin	3.89%	3.99%	3.88%	3.95%

All share data has been restated to include the effects of a 5% stock dividend paid in November 2008.